Exhibit 10.1

BASE SALARIES OF, AND OTHER ARRANGEMENTS WITH,

NAMED EXECUTIVE OFFICERS

On April 29, 2013, the Compensation & Organization Committee of the Board of Directors approved the annual base salaries for executive management effective May 1, 2013. There was no increase in the base salary for Mr. Surma, the Chief Executive Officer, or any other named executive officer except for Mr. Garraux. Effective May 1, 2013, the base salaries for the named executive officers are as follows:

J. P. Surma	$1,260,000
M. Longhi	$820,000
G. R. Haggerty	$621,180
J. D. Garraux	$599,872
D. H. Lohr	$550,800

The named executive officers listed above are also provided the following perquisites: limited personal use of corporate aircraft and automobiles; dining privileges; club memberships; financial planning and tax preparation services; parking expenses; company-paid physicals; limited personal use of corporate properties; use of sports and entertainment tickets; matching contributions to charities; relocation expenses; and, in the case of executives on foreign assignment, foreign service premiums, the services of a driver, security, housing and utility benefits, foreign service cost of living adjustment and allowances for communications and home leave. Additionally, there are tax gross ups and reimbursements associated with foreign service.